                                                                      EXHIBIT 12


RATIO OF EARNINGS TO FIXED CHARGES:


                                                                     THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                    ---------------------       ----------------------
                                                                    JUNE 30,      JUNE 30,      JUNE 30,      JUNE 30,
                                                                      2000          2001          2000         2001
                                                                    --------      --------      --------      --------
                                                                        (IN THOUSANDS)              (IN THOUSANDS)
Net loss .....................................................      $(3,821)      $(4,611)      $(7,612)      $(8,809)
    Add fixed charges:
    Interest expense including amortization of debt
        issuance cost ........................................        4,090         4,905         8,118         9,307
                                                                    -------       -------       -------       -------
Earnings .....................................................      $   269       $   294       $   506       $   498
                                                                    -------       -------       -------       -------
Fixed Charges
Interest expense including amortization of debt issuance
        cost .................................................      $ 4,090       $ 4,905       $ 8,118       $ 9,307
                                                                    -------       -------       -------       -------
Total Fixed Charges ..........................................      $ 4,090       $ 4,905       $ 8,118       $ 9,307
                                                                    =======       =======       =======       =======
Ratio of Earnings to Fixed Charges ...........................           --            --            --            --
                                                                    =======       =======       =======       =======
Deficiency of Earnings to Cover Fixed Charges ................      $ 3,821       $ 4,611       $ 7,612       $ 8,809
                                                                    =======       =======       =======       =======